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EXHIBIT 12 - STATEMENT  RE: COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES

(Unaudited)
(Dollar amounts in thousands)





                                    Six Months Ended                            Fiscal Year Ended
                                   August 2  August 3     February 1 February 3 January 28 January 29 January 30
                                     1997      1996          1997       1996       1995       1994       1993

Consolidated pretax income         $162,860  $152,262       $378,761   $269,653   $406,110   $399,534   $375,330
Fixed charges (less capitalized
interest)                            71,095    66,163        139,188    139,666    145,921    152,568    142,857

EARNINGS                           $233,955  $218,425       $517,949   $409,319   $552,031   $552,102   $518,187


Interest                            $63,939   $58,809       $120,599   $120,054   $124,282   $130,915   $121,940
Capitalized interest                  1,786     2,041          4,420      3,567      2,545      1,882      1,646
Interest factor in rent expense       7,156     7,354         18,589     19,612     21,639     21,653     20,917

FIXED CHARGES                       $72,881   $68,204       $143,608   $143,233   $148,466   $154,450   $144,503


Ratio of earnings to fixed charges     3.21      3.20           3.61       2.86       3.72       3.57       3.59





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